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                                                                    EXHIBIT 10.1


                    MANAGEMENT AND HUMAN RESOURCES AGREEMENT


         This MANAGEMENT AND HUMAN RESOURCES AGREEMENT (as amended and supplemented from time to time, this "Agreement") is made as of May _____, 1997, by and between AmSurg Corp., a Tennessee corporation ("AmSurg"), and American Healthcorp, Inc., a Delaware corporation ("AHC").

                                  WITNESSETH:

         WHEREAS, AHC and AmSurg are parties to that certain Distribution Agreement, dated as of March __, 1997 (the "Distribution Agreement"), pursuant to which, as of the date hereof, AHC has distributed all of the shares of capital stock of AmSurg owned by AHC to the stockholders of AHC (the "Distribution");

         WHEREAS, AHC is supplying to AmSurg and its Subsidiaries (as defined herein) certain accounting and financial services pursuant to that certain January 1, 1997 letter agreement between AHC and AmSurg, as amended (the "Letter Agreement"); and

         WHEREAS, AHC and AmSurg desire that AHC continue to provide the same types of accounting and financial services to AmSurg and its Subsidiaries on a transition basis following the Distribution with the intent that AmSurg is to acquire the personnel, systems and expertise necessary to become self-sufficient in the provision of these services during the Transition Period (as defined herein).

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree that AHC shall provide certain services to AmSurg and its Subsidiaries pursuant to the following terms and conditions:


                                   ARTICLE I

                              TRANSITION SERVICES

         1.1 Services During the Transition Period. During the Transition Period (as defined in Section 1.6), AHC shall provide the following accounting and financial services with respect to the corporate office operations of AmSurg (collectively, the "Services"): (a) processing payroll and associated payroll tax returns and accounts payable for the AmSurg corporate office, (b) maintaining general accounting records for the AmSurg corporate operations and the operations of its Subsidiaries, (c) preparing consolidated AmSurg financial statements, (d) preparing such AmSurg corporate tax returns and the tax returns of its Subsidiaries as may be required during the Transition Period, (e) preparing such estimated tax reports for AmSurg and its Subsidiaries as may be required during the Transition Period, and (f) preparing financial statements in connection with periodic

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reports required to be filed by AmSurg with the Securities and Exchange
Commission. Such Services will be provided in a manner and at a time consistent with services provided by AHC under the Letter Agreement.


         1.2 Services Not Included. The Services described in Section 1.1 do not include (a) additional outside professional services or fees needed to review the referenced tax returns or consultations with outside accounting and tax advisors on specific issues and questions or the costs of AmSurg's annual independent audit, (b) accounting and financial services in connection with any offering of securities or acquisition on behalf of AmSurg or any of its Subsidiaries, as provided below, (c) services and costs as a result of changes and modifications requested by AmSurg, (d) services and costs in connection with the conversion to new systems implemented by AmSurg, and (e) services and costs in connection with any audit of AmSurg's tax returns. Any services and costs referred to in clauses (b), (c), (d) and (e) of this Section 1.2 may be provided if specifically agreed by AHC and AmSurg in a written agreement identifying such services and costs and the fees therefor. Any such services and costs so agreed to are referred to herein as "Additional Services."

         1.3     Compensation for Services.

                 (a)      As compensation for the Services, AmSurg shall pay
AHC:

                          (i)     A fixed fee of $4,166.67 per month during the
Transition Period, and

                          (ii)    A variable fee of $625.00 per month for each
accounting unit identified on Schedule A hereto during the Transition Period.

                 (b) As compensation for any Additional Services, AmSurg will pay to AHC the fees agreed to by AHC and AmSurg in the written agreement referred to in Section 1.2(b) above relating to such Additional Services.

         1.4     Payment.  AmSurg shall pay all amounts payable pursuant to
Section 1.3 hereof by check or by wire transfer of immediately available funds into an account designated by AHC. Each such payment shall be made in arrears on the fifth day of the calendar month following the provision of the Services or Additional Services.

         1.5 Responsibility for Accuracy and Integrity. It is understood and agreed, and AmSurg hereby acknowledges, that AmSurg has sole responsibility for the accuracy and integrity of the financial statements and tax returns prepared by AHC. AmSurg will provide oversight and review on a timely basis of the Services and any Additional Services provided by AHC.

         1.6 Transition Period. The Services and any Additional Services will be provided during the period (the "Transition Period") beginning on the date hereof and ending on the earlier of (a) the end of the twelfth consecutive month following the date hereof, or (b) the date as of which AmSurg


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elects to terminate the Services and any Additional Services by giving notice to AHC as provided in Section 5.1 hereof.

         1.7 Certain Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:

                 (a) "Entity" means any partnership, limited liability company, corporation, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature.

                 (b) "Subsidiary" means, with respect to AmSurg, an Entity identified on Schedule A hereto which, directly or indirectly through one or more intermediaries is controlled by AmSurg, including but not limited to, any ambulatory surgery center, physician practice group or operational specialty network identified on Schedule A hereto managed by AmSurg.

         1.8 Termination of Letter Agreement. The Letter Agreement is hereby terminated as of the date hereof.

         1.9 Services to be Provided by AHC; Quality. All Services and any Additional Services will be performed by employees of AHC, unless otherwise reasonably agreed to by AHC and AmSurg. The Services and any Additional Services will be of a level of quality at least consistent with the services historically provided under the Letter Agreement.

                                   ARTICLE II

                                HEALTH INSURANCE

         AHC will be responsible for claims incurred on or prior to the date hereof by AmSurg Employees (as hereinafter defined) under any medical or dental plans offered by AHC to AmSurg Employees on or prior to the date of this Agreement in accordance with the terms of such plans. AHC will not be responsible for any claims incurred following the date of this Agreement by any AmSurg Employees under any plan. For purposes of this Section 2.1, the term "AmSurg Employee" means any covered employee or covered former employee of AmSurg or any of its Subsidiaries and any covered dependent of any such employee or former employee.

                                  ARTICLE III

                   REPRESENTATIONS, WARRANTIES AND COVENANTS

         3.1 AHC hereby represents, warrants and covenants to AmSurg and its Subsidiaries:





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                 (a)      AHC shall use its reasonable efforts in performing
its obligations under this Agreement.

                 (b) AHC shall comply with all applicable material statutes, ordinances, rules, regulations, orders of public authorities or regulatory agencies and laws of the United States and/or any state thereof (collectively, "Laws") relating to this Agreement or to the provision of the Services and any Additional Services.

         3.2 AmSurg hereby represents, warrants and covenants to AHC that AmSurg and its Subsidiaries shall comply with all applicable Laws relating to this Agreement or to the use of the Services and any Additional Services.

                                   ARTICLE IV

              ACCESS TO INFORMATION AND CONFIDENTIALITY; ACCURACY

         4.1 Access to AmSurg Information During the Transition Period; Cooperation. AmSurg will provide AHC and its authorized accountants, counsel and other designated representatives access to all records, books, contracts, instruments, computer data and other data and information of AmSurg and its Subsidiaries required or requested by AHC in the performance of the Services and any Additional Services during the Transition Period. AmSurg shall, and shall cause each of its Subsidiaries, officers, employees, agents, consultants and advisors to cooperate with AHC in connection with the Services and any Additional Services. AHC shall deliver to AmSurg all records of AmSurg in AHC's possession as soon as practicable upon the termination of the Transition Period.

         4.2 Confidentiality. Each party shall hold, and shall cause its subsidiaries, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all non-public information concerning the other party obtained by such party in the connection with the performances of the Services hereunder (except to the extent that such information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party,
(b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who agree to be bound by the provisions of this
Section 4.2. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar confidential information.

         4.3 Accuracy of Information. AHC shall not be responsible for determining whether any information provided to AHC in connection with the Services or any Additional Services is accurate or complete or whether there is any additional information not furnished to AHC which is required for any financial statements, estimated tax report or tax return prepared by AHC on behalf of





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AmSurg.  In the absence of gross negligence on behalf of AHC, AHC shall not be responsible for the accuracy, completion or timely filing of any financial statements, estimated tax report or tax return prepared by AHC. AmSurg will indemnify and hold AHC, its directors, officers, employees and agents and any person who controls AHC within the meaning of the Securities Act of 1933, as amended, and their respective successors and assigns (each of AHC and such directors, officers, employees, agents and controlling persons, and their respective successors and assigns, being referred to herein as an "Indemnified Person") harmless from and against any and all liabilities, claims or damages incurred by them in connection with any actual or threatened action, claim or proceeding arising out of or relating to any Services or Additional Services performed by AHC or any transactions or conduct in connection therewith, in the absence of gross negligence on the part of AHC.

         After receipt by an Indemnified Person of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will promptly notify AmSurg in writing of such complaint or of the commencement of such action or proceeding, but failure so to notify AmSurg will relieve AmSurg from any liability which AmSurg may have hereunder only if, and to the extent that, such failure results in the forfeiture by AmSurg of substantial rights and defenses, and will not in any event relieve AmSurg from any obligation or liability that AmSurg may have to any Indemnified Person otherwise than under this Section
4.3. If AmSurg so elects or is requested by an Indemnified Person, AmSurg will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of the fees and disbursements of such counsel; provided, however, that without regard to whether AmSurg assumes such defense, AmSurg shall have the right to participate in any such action or proceeding. In the event, however, that an Indemnified Person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendants in, or targets of, any such action or proceeding include both an Indemnified Person and AmSurg, and such Indemnified Person concludes that there may be legal defenses available to it or other Indemnified Persons that are different from or in addition to those available to AmSurg, or if AmSurg fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnified Person, in either case in a timely manner, then such Indemnified Party may employ separate counsel reasonably satisfactory to AmSurg to represent or defend it in any such action or proceeding and AmSurg will pay the reasonable fees and disbursements of such counsel. In any action or proceeding the defense of which is assumed by AmSurg, the Indemnified Person will have the right to participate in such litigation and retain its own separate counsel at its own expense. AmSurg will not be liable to any Indemnified Person under this Section 4.3 for the cost of any settlement, compromise or consent to the entry of any judgment in any action or proceeding unless AmSurg has consented in writing to such settlement, compromise or consent, which consent will not be unreasonably withheld or delayed. AmSurg agrees that it will not, without the prior written consent of AHC and any Indemnified Person (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution under this Section 4.3 may be sought and to which AHC or any other Indemnified Person is an actual party to such claim, action, suit or proceeding or in connection with which any





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publicly available statement is made which names or refers to AHC or any
Indemnified Person, unless such settlement, compromise or consent includes an unconditional release of AHC and each other Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding.

         AmSurg agrees that if any indemnification sought by an Indemnified Person pursuant to this Section 4.3 is held to be unavailable for any reason other than the gross negligence of AHC, then AmSurg and AHC will contribute to the liabilities, claims or damages for which such indemnification is held unavailable; provided, however, that no person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, there shall be taken into account the relative benefits of this Agreement to AHC as compared to the benefits to AmSurg of this Agreement and the transactions giving rise to such liabilities, claims or damages, the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. AmSurg and AHC agree that it would not be just and equitable if the amount of such contribution were determined by pro rata or per capita allocation. Neither AHC nor any Indemnified Person shall be obligated to make contribution hereunder which in the aggregate exceeds the fees received by AHC under this Agreement, less the aggregate amount of any damages which AHC and the Indemnified Persons have otherwise been required to pay in respect of the same or any similar claim.

         AmSurg will promptly reimburse AHC and any other Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by AHC or such other Indemnified Person in connection with investigating, preparing for or defending, or providing evidence in, any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not AHC or any other Indemnified Person is a party) and in enforcing this Agreement.

                                   ARTICLE V

                           MISCELLANEOUS AND GENERAL

         5.1 Termination; Modification or Amendment. The Transition Period may be terminated at any time by AmSurg by giving thirty days' prior written notice to AHC. It is contemplated that (a) as AmSurg becomes self-sufficient during the Transition Period certain of the Services may no longer be required and that appropriate adjustments in the list of Services and the fees therefor will be made by written agreement AHC and AmSurg, and (b) Schedule A may be modified from time to time by written agreement between AHC and AmSurg. The obligations of the parties under Sections 4.2, 4.3 and 5.8 hereof shall survive the Transition Period or any termination of the Transition Period or this Agreement. The parties hereto may modify or amend this Agreement by written agreement executed and delivered by authorized officers of the respective parties.





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         5.2     Counterparts.  For the convenience of the parties hereto,
this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to transactions occurring solely within the State of Delaware.

         5.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                 (a)      If to AHC:

                          American Healthcorp, Inc.
                          One Burton Hills Boulevard
                          Nashville, Tennessee 37215
                          Attention: Thomas G. Cigarran

                 with a copy to:

                          James H. Cheek III
                          Bass, Berry & Sims PLC
                          2700 First American Center
                          Nashville, TN  37238





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                 (b)      If to AmSurg:

                          AmSurg Corp.
                          One Burton Hills Boulevard
                          Nashville, Tennessee 37215
                          Attention:  Ken P. McDonald

                 with a copy to:

                          Byron R. Trauger
                          Doramus, Trauger & Ney
                          222 Fourth Avenue North
                          Nashville, Tennessee 37219


         5.5 Captions. All section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         5.6 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party and any such assignment of obligation shall not relieve the assigning party from its responsibility hereunder. Except as provided in Section 4.3 or otherwise expressly provided herein, nothing contained in this Agreement or the agreements referred to herein is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement and such other agreements.

         5.7 Further Assurances. AHC and AmSurg will do such additional things as are necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof or the transactions contemplated hereby.

         5.8     Dispute Resolution.

                 (a) Submission of Disputes to Arbitration. Any claims, demands, disputes, differences, controversies, and/or misunderstandings arising under, out of, or in connection with, or in relation to this Agreement (collectively, a "Dispute"), shall be settled by submission of such Dispute (if not theretofore resolved by the parties hereto) within 45 days of assertion to arbitration in accordance with the provisions of this Section 5.8 and the Commercial Arbitration Rules of the American Arbitration Association.





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                 (b)      Selection of Arbitrators.

                          (i)     The parties may agree upon one arbitrator
whose decision will be final and binding on them; otherwise there shall be three arbitrators, with one named in writing by each party and the third chosen by these two arbitrators (without necessary delay), and the decision in writing signed by those assenting thereto of any two of the arbitrators shall be final and binding on the parties.

                          (ii)    No one shall be nominated or act as an
arbitrator who is in any way financially interested in this Agreement or in the business of either party hereto.

                 (c) Consent to Jurisdiction. Any and all arbitrations shall take place pursuant to the laws of the State of Delaware, and consent is hereby given to jurisdiction of courts of the State of Delaware over the parties to this Agreement in reference to any matter arising out of arbitration or this Agreement, including but not limited to confirmation of any award and enforcement thereof by entry of judgment thereon or by any other legal remedy.

                 (d) Costs of Arbitration. The cost of any arbitration (including the fees of the arbitrator or arbitrators) pursuant to this Agreement shall be borne equally by each party to the Dispute, unless otherwise determined by the arbitrator or arbitrators.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and become effective as of the day and year first written above.


                                        AMERICAN HEALTHCORP, INC.

                                        By:
                                           -----------------------------------
                                        Name:
                                        Title:


                                        AMSURG CORP.

                                        By:
                                           -----------------------------------
                                        Name:
                                        Title:










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                                   SCHEDULE A


                       Subsidiaries and Accounting Units



Facility/Subsidiary Name:                           Number of Accounting Units*:










*Each AmSurg corporate location will be assigned two accounting units. Each practice-based ambulatory surgery center will be assigned one accounting unit. Each managed physician practice group will be assigned two accounting units. The number of accounting units to be assigned to operational specialty networks is to be determined by good faith negotiation between AHC and AmSurg.











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